Exhibit 4.8

Broadcom Corporation

EIGHTH SUPPLEMENTAL INDENTURE

Dated as of January 12, 2016

Wilmington Trust, National Association

Trustee

Eighth Supplemental Indenture dated as of January 12, 2016 between Broadcom Corporation, a California corporation (the “Company”), and Wilmington Trust, National Association (the “Trustee”).

RECITALS

A. The Company and the Trustee executed and delivered an Indenture, dated as of November 1, 2010 (the “Base Indenture”), as supplemented by the Fourth Supplemental Indenture, dated July 29, 2014 (together with the Base Indenture, the “2034 Notes Indenture” which term as used herein shall refer solely to such documents as applicable to the 2034 Notes (as defined below) and not to any other Series of Notes), among the Company and the Trustee providing for the issuance of the Company’s 4.500% Senior Notes due 2034 (the “2034 Notes”);

B. This Eighth Supplemental Indenture is being executed pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated December 30, 2015 (the “2034 Notes Offer”);

C. Section 9.2 of the 2034 Notes Indenture provides that the Company and the Trustee may modify or amend the 2034 Notes Indenture or the 2034 Notes with the written consent of the Holders of not less than a majority of aggregate principal amount of the 2034 Notes then outstanding (including consent obtained in connection with a tender offer for the 2034 Notes) (the “Requisite Consents”);

D. The Company has proposed a transaction as contemplated by the agreement and plan of merger dated as of May 28, 2015, by and among, inter alios, the Company, Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore and Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore, as such agreement may be amended, modified or supplemented from time to time (the “Avago Transaction”);

E. The parties hereto are entering into this Eighth Supplemental Indenture to amend certain definitions contained in Section 1.2 (Additional Defined Terms) of the 2034 Notes Indenture (the “2034 Proposed Amendments”), to waive the rights of Holders to request the company to make a Change of Control Offer with respect to the 2034 Notes as a result of the Avago Transaction and to waive any and all defaults under the 2034 Notes Indenture that might result from the consummation of the Avago Transaction (the “2034 Proposed Waivers”);

F. The Company has received and delivered to the Trustee an Officers’ Certificate certifying that the Company has obtained the Requisite Consents to effect the 2034 Proposed Amendments and 2034 Proposed Waivers under the 2034 Notes Indenture; and

G. All the conditions and requirements necessary to make this Eighth Supplemental Indenture a valid, binding and legal instrument in accordance with its terms have been performed and fulfilled by the parties hereto and the execution and delivery thereof have been in all respects duly authorized by the parties.

NOW, THEREFORE, for and in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and proportionate benefit of the respective Holders from time to time of the 2034 Notes as follows:

ARTICLE I

AMENDMENTS AND WAIVERS

Section 1.1. Amendments to the 2034 Notes Indenture.

(a) Section 1.2 (Additional Defined Terms) of the 2034 Notes Indenture shall be amended to add the following text to the end of the first paragraph of the definition of “Change of Control”:

“…; provided, however, that in no event shall the consummation of the Avago Transaction be deemed to be a Change of Control.”

(b) Section 1.2 (Additional Defined Terms) of the 2034 Notes Indenture shall be amended to include the following definition of “Avago Transaction”:

““Avago Transaction” means the transaction contemplated by the agreement and plan of merger dated as of May 28, 2015, by and among, inter alios, the Company, Avago Technologies Limited, a limited company incorporated under the laws of the Republic of Singapore and Pavonia Limited, a limited company incorporated under the laws of the Republic of Singapore, as such agreement may be amended, modified or supplemented from time to time.”

Section 1.2. Waivers under the 2034 Notes Indenture and the 2034 Notes.

(a) Pursuant to Sections 9.2 and 9.5 of the 2034 Notes Indenture, all Holders of the 2034 Notes shall be bound by the following waiver: such persons expressly waive the right to require the Company to make a Change of Control Offer with respect to the 2034 Notes as a result of the Avago Transaction.

(b) Pursuant to Sections 9.2 and 9.5 of the 2034 Notes Indenture, all Holders of the 2034 Notes shall be bound by the following waiver: such persons expressly waive any and all defaults that might result from the consummation of the Avago Transaction.

Section 1.3. Effectiveness.

The amendments in Section 1.1 of this Eighth Supplemental Indenture will become effective upon execution of this Eighth Supplemental Indenture, but will not become operative, unless and until the 2034 Notes representing at least the Requisite Consents are accepted and purchased by the Company pursuant to the 2034 Notes Offer. The waivers in Section 1.2 of this Eighth Supplemental Indenture will become effective upon execution of this Eighth Supplemental Indenture, but will not become operative until immediately prior to the consummation of the Avago Transaction. The Company will notify the Trustee in writing (which may be by email) promptly upon the amendments and waivers in this Eighth Supplemental Indenture becoming operative.

ARTICLE II

MISCELLANEOUS

Section 2.1. Instruments To Be Read Together.

This Eighth Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the 2034 Notes Indenture, and said 2034 Notes Indenture and this Eighth Supplemental Indenture shall henceforth be read together.

Section 2.2. Confirmation of the Indenture.

The 2034 Notes Indenture, as supplemented by this Eighth Supplemental Indenture, is in all respects ratified and confirmed, and the 2034 Notes Indenture, this Eighth Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 2.3. Definitions.

Capitalized terms used in this Eighth Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the 2034 Notes Indenture.

Section 2.5. Headings.

The headings of the Articles and Sections of this Eighth Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 2.6. Governing Law.

THIS EIGHTH SUPPLEMENTAL INDENTURE, INCLUDING ANY CLAIM OR CONTROVERSY ARISING OUT OF OR RELATING TO THE EIGHTH SUPPLEMENTAL INDENTURE, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

Section 2.7. Severability.

In case any provision in this Eighth Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 2.8. Counterparts.

This Eighth Supplemental Indenture may be executed in any number of counterparts and by the parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. The exchange of copies of this Eighth Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Eighth Supplemental Indenture as to the parties hereto and may be used in lieu of the original Eighth Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 2.9. No Benefit.

Nothing in this Eighth Supplemental Indenture, express or implied, shall give to any person other than the parties hereto and their successors or assigns, and the Holders of the 2034 Notes, any benefit or legal or equitable rights, remedy or claim under this Eighth Supplemental Indenture or the 2034 Notes Indenture.

Section 2.10. Acceptance by Trustee.

The Trustee accepts the amendments to and the waivers under the 2034 Notes Indenture effected by this Eighth Supplemental Indenture and agrees to execute the trusts created by the 2034 Notes Indenture as hereby amended, but only upon the terms and conditions set forth in the 2034 Notes Indenture and this Eighth Supplemental Indenture. In entering into this Eighth Supplemental Indenture, the Trustee shall be entitled to the benefit of every provision of the 2034 Notes Indenture relating to the conduct of, or affecting the liability of or affording protection to, the Trustee, whether or not elsewhere herein so provided.

Section 2.11. Responsibility of Trustee.

The Trustee makes no representation as to the validity or sufficiency of this Eighth Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, all as of the date first written above.

BROADCOM CORPORATION

By:	/s/ Scott McGregor
Name:	Scott McGregor
Title:	President and Chief Executive Officer

By:	/s/ Eric Brandt
Name:	Eric Brandt
Title:	Chief Financial Officer

Eighth Supplemental Indenture

IN WITNESS WHEREOF, the parties hereto have caused this Eighth Supplemental Indenture to be duly executed, all as of the date first written above.

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Joseph P. O’Donnell
Name:	Joseph P. O’Donnell
Title:	Vice President

Eighth Supplemental Indenture